Exhibit 10.32

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT (this “Agreement”) is entered into as of June  1, 2012 (the “Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 30452 Esperanza, Rancho Santa Margarita, CA  92688 (“LMT”), and Visser Precision Cast, LLC, a Colorado limited liability company having its principal place of business at 6275 E 39th Street, Denver, CO 80207 (“VPC”). LMT and VPC are sometimes referred to herein individually as a “Party” or collectively the “Parties”.

WHEREAS, LMT owns certain intellectual property rights but needs both (a) additional working capital to exploit such rights and (b) a manufacturing source to fill orders for LMT’s customers,

WHEREAS, VPC is willing to provide working capital to LMT through the purchase of common shares of LMT and a loan to LMT and to supply manufacturing services to LMT under the terms and conditions set forth in this Agreement, but VPC is only willing to do so as a package deal (i.e. VPC is not willing to provide working capital, loans, or manufacturing services individually to LMT),

NOW THEREFORE, in consideration of the provisions and agreements of the Parties as set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

Agreement

1.	LMT Technology.

(a)	For purposes of this Agreement:

(i)
“LMT Technology” shall mean any and all Intellectual Property and Intellectual Property Rights that LMT owns or has licensed from a third party (including without limitation pursuant to sub-licenses), or that LMT otherwise has a right to use, both as of the Effective Date or at any time thereafter, including without limitation any and all Intellectual Property and Intellectual Property Rights (A) licensed to LMT pursuant to the Exclusive License Agreement dated as of August 5, 2010 (the “LMT License Agreement”) between LMT and Crucible Intellectual Property, LLC (“Crucible”), (B) accruing to LMT pursuant to the Master Transaction Agreement (the “Apple Master Agreement”) dated as of August 5, 2010 between Apple, Inc. (“Apple”), LMT, Liquidmetal Coatings, LLC (“LMC”), and Crucible, including without limitation Intellectual Property and Intellectual Property Rights which are developed during the Capture Period, as such term is defined in the Apple Master Agreement, and during any extension of the Capture Period, and (C) developed or otherwise acquired by LMT either prior to or subsequent to the Effective Date, including without limitation by way of license or sublicense, and further including without limitation all Intellectual Property and Intellectual Property Rights relating to (1) manufacturing processes that utilize the LMT Technology or (2) the ability to manufacture products that incorporate or otherwise utilize the LMT Technology, including without limitation all such Intellectual Property and Intellectual Property Rights that are developed during the Capture Period and during any extension of the Capture Period,  or pursuant to any form of development or other agreement or arrangement or any statement of work.

(ii)
“Intellectual Property” shall mean and includes, but is not limited to, all algorithms, alloys, application program interfaces, compositions, customer lists, databases, schemata, equipment design, design documents and analyses, diagrams, documentation, drawings, formulas, discoveries and inventions (whether or not patentable), know-how, literary works, copyrightable works, works of authorship, manufacturing processes, mask works, logos, marks (including names, logos, slogans, and trade dress), methods, methodologies, architectures, processes, program listings, programming tools, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, user interfaces techniques, uniform resource locators, web sites, and all other forms and types of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries).

(iii)
“Intellectual Property Rights” shall mean and includes, but is not limited to, all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (B) trademark and trade name rights and similar rights; (C) trade dress rights; (D) trade secret rights; (E) patents and industrial property rights; (F) other proprietary rights in Intellectual Property of every kind and nature; and (G) all registrations, renewals extensions, combinations, divisions, continuations, continuations in part, reexamination certificates, or reissues of, and applications for, any of the rights referred to in clauses (A) through (F) above.

(b)	LMT represents and warrants to VPC (with respect to the LMT Technology existing as of the Effective Date when such representation or warranty refers to the LMT Technology):

(i)
Each of LMT and Crucible has good title to the LMT Technology which it purports to own and valid licenses and sublicenses to the portion of the LMT Technology which it purports to license and sublicense, in each case, free of all Liens, except for Liens disclosed pursuant to Section 3(a).  A “Lien” is any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, bailment, conditional sales or title retention agreement, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

(ii)
All licenses and sublicenses included in the LMT Technology permit the grant of the sublicense contemplated in the VPC Sublicense Agreement that will be executed and delivered pursuant to Section 4 of this Agreement.

(iii)
Neither LMT nor Crucible is in breach of, nor is there any default under; (A) any license or sublicense included in the LMT Technology under which LMT or Crucible is a licensee or sublicensee, including without limitation the LMT License Agreement, nor has any party to any such license or sublicense asserted any breach or default thereunder; or (B) any license or sublicense by LMT or Crucible of the LMT Technology, including without limitation the LMT License Agreement, nor has any party to any such license or sublicense asserted any breach or default thereunder; (C) any agreement with Apple or any of its subsidiaries, nor has any party to any such agreement asserted any breach or default thereunder.

(iv)
LMT has delivered to VPC a true and complete copy of each of the LMT License Agreement, the Apple Master Agreement and the Apple License Agreement (as defined in the Apple Master Agreement), including any amendments thereto.  Each such agreement is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto, and (A) LMT and Crucible have fulfilled when due, or have taken all action necessary to enable it to fulfill when due, all of their obligations thereunder; (B) there has not occurred any default (without regard to lapse of time, the giving of notice, or any combination thereof) by LMT or Crucible, nor, to the knowledge of LMT or Crucible, has there occurred any default (without regard to lapse of time, the giving of notice, or any combination thereof) by any other party to either such agreement; and (C) neither LMT nor Crucible, nor, to the knowledge of LMT or Crucible, any other party to either such agreement, is in arrears in the performance or satisfaction of its obligations under either such agreement, and no waiver or indulgence has been granted by any of the parties thereto.

(v)
The LMT Technology has not been specifically asserted against any third party, in a licensing or other context, in a manner in which the third party (A) has been accused of infringing or misappropriating the LMT Technology; or (B) has standing to bring a declaratory judgment action.

(vi)
To the knowledge of LMT and Crucible, the LMT Technology has not been, and is not, the subject of any threatened, pending or past litigation, reexamination, reissue or interference proceeding, or other interested parties legal proceeding before any tribunal of competent jurisdiction.

(vii)
There is no pending or, to the knowledge of LMT or Crucible, any threatened claim that the use of the LMT Technology infringes any third party Intellectual Property Rights and, to the knowledge of LMT or Crucible, there is no basis for any such claim.

(viii)
There is no patent claim in the LMT Technology that has been found to be invalid or unenforceable, in whole or in part, for any reason, in any administrative, arbitration or judicial proceeding before a tribunal of competent jurisdiction, and neither LMT nor Crucible has received notice from any third party threatening the filing of any such proceeding.

(ix)
No litigation or other proceeding has been initiated or, to LMT’s or Crucible’s knowledge, threatened against any of the LMT Technology, LMT, Crucible, or the transactions contemplated under this Agreement or other agreements that are contemplated to be executed and delivered by such parties pursuant to Section 4 (collectively, this Agreement and such other agreements, the “Transaction Documents”).

(x)	The LMT Technology is not subject to any express or implied licensing obligations of a standards body or patent pool.

(xi)
Neither LMT nor Crucible has contributed computer code patented in the LMT Technology to an open source computer program or otherwise made any contributed computer code patented in the LMT Technology subject to the obligations of a copyright license for computer software that makes the source code available under terms that allow for modification and redistributing without having to pay the original author.

(xii)
All patents and patent applications for the LMT Technology were, have been, and continued to be duly maintained in accordance with the requirements of the United States Patent and Trademark Office and any foreign patent offices, including but not limited to the payment of all maintenance fees, annuities and other payments owed.

(xiii)
The LMT Technology includes, without limitation, all Intellectual Property Rights that are reasonably required in order for VPC to develop, manufacture and use the “1.5 melt system” that has been developed for use in connection with certain machines used to manufacture products using or incorporating the LMT Technology, other than any such Intellectual Property Rights that (A) are owned by VPC, or (B) are incorporated within component parts or subassemblies that are generally available from third party vendors in the open market on standard terms and conditions.

(c)
The representations and warranties made in Section 1(b) shall be repeated as of each Funding Date, and for such purpose each reference in Section 1(b) to the “Effective Date” shall deemed to refer instead to the “Funding Date”.  For the purposes of this Agreement, “Funding Date” shall mean each "Closing Date" and each "Advance Date," as such terms are defined in the Subscription Agreement referred to in Section 4(b)(iv) below.

(d)
At all times on or after the Effective Date, LMT shall notify VPC as soon as possible and in any event within ten (10) days after LMT knows, or has reason to know, of any of the events described below:

(i)
That LMT or Crucible has any claim, or any of their respective licensees or sublicensees has notified or otherwise advised LMT or Crucible that it may have a claim, that it reasonably anticipates it may or intends to assert under the LMT Technology against any third party, in a licensing or other context, in a manner in which the third party (A) would be accused of infringing or misappropriating the LMT Technology or (B) would have standing to bring a declaratory judgment action.

(ii)
The LMT Technology shall be the subject of any threatened litigation, reexamination, reissue or interference proceeding, or other interested parties legal proceeding before any tribunal of competent jurisdiction.

(iii)	Any claim that use of the LMT Technology infringes any third party Intellectual Property Rights shall be threatened or asserted.

(iv)
Any patent claim in the LMT Technology shall be found to be invalid or unenforceable, in whole or in part, for any reason, in any administrative, arbitration, or judicial proceeding before a tribunal of competent jurisdiction.

(v)	Any litigation or other proceeding shall have been initiated or threatened against any of the LMT Technology, LMT, Crucible or the transactions contemplated under the Transaction Documents.

(vi)
The occurrence of any event or the existence of any circumstances that would cause any of the representations and warranties set forth in Section 1(b), if they had been made at such time, to be untrue or incorrect, in which case LMT shall use reasonable efforts either to cause the representation or warranty to become true and correct or, if LMT is unable to cause the representation or warranty to become true and correct within a reasonable period of time and after the exercise of reasonable efforts, LMT shall provide to VPC such information regarding such event or circumstances as VPC may request in order to provide VPC a full understanding of such event or circumstances.

(e)
LMT shall not amend, modify, supplement, amend and restate or replace (a) the LMT License Agreement or (b) the August 5, 2010 Security Agreement between Apple and LMT in any manner whatsoever except with the prior written consent of VPC.  LMT further agrees that LMT shall not enter into any agreement, contract or arrangement in the future that could result in the abandonment or revocation of LMT’s rights to the LMT Technology or in the termination of the sublicense to be granted by LMT to VPC pursuant to the VPC Sublicense Agreement referred to in Section 4(b)(ii) below except with the prior written consent of VPC.

2.	Transaction approvals.

(a)
Concurrently with its execution and delivery of this Agreement to VPC, LMT shall deliver to VPC a certificate of its secretary certifying (i) LMT and Crucible’s certificate of incorporation or formation, as applicable, (ii) LMT and Crucible’s bylaws or operating agreement, as applicable, (iii) resolutions adopted by its directors authorizing and approving the Transaction Documents and the transactions contemplated thereunder, and (iv) the incumbency of the officers who have executed this Agreement and are authorized to execute the other Transaction Documents to which it will be a party, all in form and substance satisfactory to VPC.

(b)	LMT represents and warrants to VPC:

(i)
Each of LMT and Crucible is (A) duly incorporated or formed, validly existing and in good standing in its state of formation and (B) qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except in the case of clause (B) to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of LMT and Crucible, taken as a whole.

(ii)
The execution, delivery and performance of Transaction Documents have been duly authorized, and do not conflict with its certificate of incorporation or formation, bylaws, and operating agreement, nor constitute an event of default under any agreement by which LMT or Crucible is bound (without regard to lapse of time, the giving of notice, or any combination thereof).

(iii)
No authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any federal, regional, state, local or regulatory or administrative authority or other person (“Approval”) is required for its execution and delivery of this Agreement, which Approval has not been obtained and a copy of which has been provided to VPC; and such Approvals are in full force and effect;

(iv)
No Approval is required for the execution and delivery of the other Transaction Documents, and the performance by LMT of its obligations under this Agreement and under the Transaction Documents, except for (A) the Approvals listed on Annex 1 which have been obtained and are in full force and effect and (B) filings and reports relating to the offer and sale of the Securities (as defined in the Subscription Agreement referred to in Section 4(b)(iv) below) under Regulation D of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or applicable state securities or “Blue Sky” laws.

(v)
It has duly executed and delivered this Agreement and, when it has executed and delivered the other Transaction Documents to which it is a party, each Transaction Document to which it is a party constitutes or, when executed and delivered, will constitute the legal, valid and binding obligations of such party enforceable in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

(c)	The representations and warranties made in Section 2(b) shall be repeated as of each Funding Date.

(d)	On or before the Closing Date (as defined in Section 4(a) below), LMT shall obtain or shall have obtained and delivered to VPC a copy of each Approval listed on Annex 1.

3.	LMT and Crucible Indebtedness and Liens.

(a)
On or prior to the Closing Date, LMT shall identify or shall have identified to and shall provide or shall have provided VPC copies of all documents evidencing and otherwise relating all of the following:

(i)	All indebtedness of LMT, Crucible, and any of their subsidiaries for borrowed money or for the deferred purchase price of property or services payment;

(ii)	All reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured;

(iii)
All obligations evidenced by notes, bonds, debentures or similar instruments and all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by LMT or Crucible (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(iv)
All leases for any property (whether real, personal or mixed) that, in accordance with generally accepted accounting principles, would be required to be classified and accounted for as a capital lease on a balance sheet of LMT or Crucible;

(v)	All obligations of LMT or Crucible under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured;

(vi)
All obligations of LMT or Crucible under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of LMT, Crucible or LMC arising from fluctuations in currency values or interest rates, in each case whether contingent or matured;

(vii)	All guaranties for any of the foregoing;

(viii)
All indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights owned by LMT or Crucible), whether or not LMT or Crucible has assumed or become liable for the payment of such indebtedness;

(ix)	Any Lien upon or in any property or other assets of LMT or Crucible (including accounts and contract rights owned by LMT or Crucible); and

(x)	Obligations of LMT and Crucible to trade creditors incurred in the ordinary course of business that are overdue by more than 120 days or exceed $25,000.

(b)
On or prior to the Closing Date, LMT shall provide or shall have provided copies of Uniform Commercial Code, tax and judgment lien searches in all jurisdictions in which VPC requests such searches, and shall identify or shall have identified to VPC all Liens on LMT or Crucible’s respective assets, including the LMT Technology.

4.	Closing.

(a)
The closing of the transactions contemplated by this Agreement ("Closing") shall take place at ________., local time, on June __, 2012 (the “Closing Date”), at 5641 N. Broadway,  Street, Denver, CO 80216, or at such other time or location as the parties may mutually agree.

(b)	At Closing, LMT shall deliver, or cause to be delivered, to VPC the following:

(i)	The Manufacturing Services Agreement in the form attached hereto as Annex 2, duly executed by LMT;

(ii)	The VPC Sublicense Agreement in the form attached hereto as Annex 3, duly executed by LMT ;

(iii)	The Nondisclosure Agreement in the form attached hereto as Annex 4, duly executed by LMT;

(iv)	The Subscription Agreement in the form attached hereto as Annex 5, duly executed by LMT;

(v)	The Common Stock Purchase Warrant in the form attached hereto as Annex 6, duly executed by LMT;

(vi)	The Registration Rights Agreement in the form attached hereto as Annex 7, duly executed by LMT;

(vii)	The 6% Senior Secured Convertible Note in the form attached hereto as Annex 8, duly executed by LMT; and

(viii)	The Security Agreement in the form attached hereto as Annex 9, duly executed by LMT.

(c)	At Closing, VPC shall deliver, or cause to be delivered, to LMT the following:

(i)
VPC’s check or, at the request of LMT, a wire transfer in accordance with the instructions to be provided in writing by LMT, in the amount of Two Million One Hundred Dollars ($2,000,100.00) less any outstanding principal and accrued interest under those certain Promissory Notes dated January 17, 2012, February 27, 2012, March 28, 2012, and April 25, 2012 and less the sum of $196,700 owed by LMT to VPC for outstanding invoices;

(ii)	The Manufacturing Services Agreement in the form attached hereto as Annex 2, duly executed by VPC;

(iii)	The VPC Sublicense Agreement in the form attached hereto as Annex 3, duly executed by VPC;

(iv)	The Nondisclosure Agreement in the form attached hereto as Annex 4, duly executed by VPC;

(v)	The Subscription Agreement in the form attached hereto as Annex 5, duly executed by VPC;

(vi)	The Registration Rights Agreement in the form attached hereto as Annex 7, duly executed by VPC; and

(vii)	The Security Agreement in the form attached hereto as Annex 9, duly executed by VPC.

5.	Covenant Not to Compete.

(a)	LMT represents, warrants and covenants that it shall comply in all respects with Section 14.1 of the Manufacturing Services Agreement listed in Section 4(b)(i) above.

(b)
The Parties hereto acknowledge and agree that the value to the Parties of the transactions provided for in the Transaction Documents would be substantially and materially diminished if LMT, directly or indirectly, through or in association with any person or business enterprise or otherwise, were thereafter to breach Section 5(a), and LMT  has therefore offered and agreed to the provisions of Section 5(a) as a material inducement to VPC to enter into the Transaction Documents, and in consideration of the promises, representations and covenants made by VPC under this Agreement.  LMT specifically acknowledges and agrees that the provisions of Section 5(a) are commercially reasonable restraints on LMT and are reasonably necessary to protect the interests VPC is acquiring hereunder and under the other Transaction Documents.  The Parties hereto further acknowledge and agree that VPC would be irreparably damaged by a breach of Section 5(a) and would not be adequately compensated by monetary damages for any such breach.  Therefore, in addition to all other remedies, VPC shall be entitled to injunctive relief from any court having jurisdiction to restrain any violation (actual or threatened) of Section 5(a) without the necessity of (i) proving monetary damages or the insufficiency thereof, or (ii) posting any bond in regard to any injunctive proceeding.

(c)
If any court shall in any proceeding refuse to enforce Section 5(a) in whole or in part because the time limit, geographical scope or any other element thereof is deemed unreasonable in the jurisdiction of that court, it is expressly understood and agreed that Section 5(a) shall not be void but, for the purpose of such proceeding, such time limit, geographical scope or other element shall be deemed to be reduced to the extent necessary to permit the enforcement of Section 5(a) to the maximum extent allowable in that particular jurisdiction.  The foregoing, however, is not intended to and shall not in any way affect, invalidate or limit the remaining provisions of Section 5(a) or affect, invalidate or limit the validity or enforceability of Section 5(a) as written in any other jurisdiction at any time.

6.	Confidentiality.

(a)
The disclosure and use of all confidential information pursuant to this Agreement shall be subject to the terms of the Parties’ Mutual Non-Disclosure Agreement to be executed concurrently herewith, the terms of which are incorporated by reference herein (the “Nondisclosure Agreement”).

(b)
Without limiting the generality of Section 6(a), LMT shall ensure that neither LMT nor any affiliate of LMT (other than Crucible) shall orally or in writing refer to VPC or any affiliate of VPC in any press conference, publication, press release, filing, registration, notice or other communication without providing VPC at least three (3) business days’ prior notice and a copy of each such proposed reference, allowing VPC an opportunity to review and comment on the same, and making any changes in each such proposed reference as requested by VPC, unless the failure by LMT to make such changes would result in LMT’s failing to comply with applicable law.  Upon the Closing, the Parties shall jointly release a statement substantially in the form attached hereto as Annex 10.

7.	Miscellaneous.

(a)
Notices.  All notices from one Party to the other required or permitted under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be delivered in person, or sent by electronic or facsimile transmission for which a confirmation of delivery is obtained, or sent by registered mail or express courier services providing evidence of delivery, in each case to the recipient Party’s respective address set forth on the signature page hereof (or to such updated address as may be specified in writing to the other Party from time to time).  Such notices will be deemed effective as of the date so received.

(b)
Assignment.  LMT shall not assign, transfer, subcontract or otherwise delegate any of its obligations under this Agreement without VPC’s prior written consent in each instance other than as a part of any merger, consolidation, or other statutory business combination or as a part of the sale of all or substantially all of its assets.  Any attempted assignment, transfer, subcontracting or other delegation without such consent shall be void and shall constitute a breach of this Agreement.  Subject to the foregoing, this Agreement shall inure to the benefit of the Parties’ successors and assigns.

(c)
Injunctive Relief.  Each of the Parties acknowledges that any breach of this Agreement by it may cause irreparable harm to the other Party or its affiliates and that the remedies for breach may include injunctive relief against such breach, in addition to damages and other available remedies.

(d)
All Remedies Cumulative.  In addition to any remedies provided in this Agreement, the Parties shall have all remedies provided at law or in equity.  The rights and remedies provided in this Agreement and the Transaction Documents or otherwise under law or in equity shall be cumulative and the exercise of any particular right or remedy under this Agreement or any Transaction Document shall not preclude the exercise of any other rights or remedies under this Agreement or any Transaction Document in addition to, or as an alternative of, such right or remedy, except as expressly provided otherwise in this Agreement.

(e)
Entire Agreement.  This Agreement, along with the other Transaction Documents, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all other prior agreements and understandings of the Parties in connection with such subject matter.  VPC and LMT are parties to a cost sharing agreement relating to their status as co-licensees under that certain Software License among VPC, LMT and Flow Service, Inc. dated as of July 26, 2011 (the “Cost Sharing Agreement”).  Notwithstanding anything herein to the contrary, the Parties acknowledge that the Cost Sharing Agreement is unamended by this Agreement or any of the Transaction Documents and remains in full force and effect.  The headings or titles in this Agreement are for purposes of reference only and shall not in any way affect the interpretation or construction of this Agreement.

(f)
Waiver and Amendment.  No waiver of any of the provisions of this Agreement shall be valid unless in a written document, signed by the Party against whom such a waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.  All amendments of this Agreement shall be made in writing and signed by the Parties, and no oral amendments shall be binding on the Parties.

(g)	Governing Law, Resolution of Disputes, Arbitration.

(i)
This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of Colorado other than such laws and case law that would result in the application of the laws of a jurisdiction other than the State of Colorado.  The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

(ii)
If the Parties are not able to resolve a controversy, claim or dispute arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach of this Agreement within fourteen (14) days after the dispute has arisen, then the dispute shall be escalated to the senior management of each Party for resolution. If the senior management is not able to resolve the dispute within a fourteen (14) day period, then the matter may be submitted by any Party to binding arbitration as set forth herein.

(iii)
Any controversy, claim or dispute arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach of this Agreement that cannot reasonably be resolved by the Parties pursuant to the procedures set forth in the preceding subsection shall be submitted to and settled exclusively and finally by binding arbitration in accordance with the rules of the American Arbitration Association (the “AAA Rules”), except as such AAA Rules are modified pursuant to this Section.  The arbitration procedure shall be governed by the Colorado Revised Uniform Arbitration Act.

(iv)
The arbitration shall be conducted before a single arbitrator from the Judicial Arbiter Group (“JAG”) selected by the Parties provided, however, that if the Parties cannot agree on an arbitrator within fourteen (14) days after submission of the dispute to JAG, the arbitrator will be appointed by JAG.

(v)	The arbitration shall be conducted in Denver, Colorado, United States.

(vi)
No less than thirty (30) days prior to the date on which the arbitration proceeding is to begin, each Party shall submit to the other Party or Parties the documents and list of witnesses it intends to use in the arbitration.  At any oral hearing of evidence in connection with the arbitration, each Party or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing Party or Parties.

(vii)
The arbitrator shall apply the substantive Laws of the State of Colorado to any decision issued, and the arbitrator shall be so instructed.  The arbitrator shall issue a written opinion stating the findings of fact and the conclusions of law upon which the decision is based.  Subject to Section 7(g)(viii) below, the decision of the arbitrator shall be final and binding and may, in appropriate circumstances, include injunctive relief.  Judgment on such award may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the Party seeking to enforce that award may elect.  Any arbitration award for money damages shall be in United States Dollars.  The arbitrator shall be bound by the provisions of this Agreement and shall not have the authority to amend this Agreement to effect an award.

(viii)
A Party may seek judicial review of an award made by the arbitrator; provided, however, that the scope of such review shall be limited to a claim that the award was procured by corruption, fraud or other undue means.

(ix)	Each Party shall each bear its own costs, expenses, and attorney fees, and an equal share of the arbitrator’s and administrative fees of arbitration.

(h)
Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision with a provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

(i)
Interpretation.  The Parties have each been represented by counsel in the negotiation of this Agreement and have jointly prepared this Agreement with counsels’ assistance.  In the event of an ambiguity or a question of contract interpretation arises, no provision of this Agreement shall be construed based on any particular Party having drafted the Agreement or such provision.  Further, neither the history of negotiations between the Parties, nor the fact that provisions of this Agreement (or portions thereof) have been inserted, deleted or modified in the course of preparing Agreement drafts, shall be used to construe the meaning of any provision.

(j)
Further Assurances.  Each Party agrees to cooperate fully with the others and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by another Party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

(k)
Independent Contractors.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties.  No Party shall have the power to control the activities and operations of another, and their status is, and at all times will continue to be, that of independent contractors with respect to each other.  No Party shall hold itself out as having any authority or relationship in contravention of this Section, and except as specifically called for or permitted herein, no Party shall act on behalf of another Party or enter into any contracts, warranty, or representation as to any other matter on the behalf of another Party.

(l)	Counterparts. This Agreement may be executed by facsimile or “.pdf” and in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date, by their officers, duly authorized.

Liquidmetal Technology, Inc.	Visser Precision Cast, LLC

/s/ Tom Steipp	/s/ Greg Ruegsegger
By: Tom Steipp	By: Gregory A. Ruegsegger
Title: President/CEO	Title: Vice President

Date: June 1,2012	Date: June 1 2012

Address:	Address:
30452 Esperanza	6275 E. 39th Street
Rancho Santa Margarita, CA 92688	Denver, CO 80207

List of Annexes

Annex 1	Approvals

Annex 2	Manufacturing Services Agreement

Annex 3	Sublicense Agreement

Annex 4	Mutual NonDisclosure Agreement

Annex 5	Subscription Agreement

Annex 6	Common Stock Purchase Warrant

Annex 7	Registration Rights Agreement

Annex 8	6% Senior Secured Convertible Note

Annex 9	Security Agreement

Annex 10	Press Release

[See Exhibits 10.33 to 10.37 of this Form S-1 for foregoing Annexes, subject to Annexes provided below]

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ANNEX I

Approvals

Consents/approvals are required from the following parties:

1.	The Board of Directors of LMT.

LMT AND CRUCIBLE INDEBTEDNESS AND LIENS

LMT identifies the following documents evidencing or otherwise relating to the following (to the extent it is reasonably apparent from reading a subsection that a matter identified in such subsection is applicable to other subsections, that matter shall be deemed to be identified in such other subsections):

Section 3(a)(i)

All indebtedness of LMT, Crucible, and any of their subsidiaries for borrowed money or for the deferred purchase price of property or services payment.

On October 10, 2011, LMT issued to SAGA, SpA (“SAGA”) a promissory note in the principal amount of $1,712,000 due October 10, 2012 (“Maturity Date”) bearing interest of 8% per annum.  All of the principal and accrued interest is due on the Maturity Date.  The promissory note was issued pursuant to the terms of a Settlement and Equity Interest Purchase Agreement between LMT and SAGA.

LMT has issued to VPC promissory notes dated January 17, 2012, February 27, 2012, March 28, 2012 and April 25, 2012 in the aggregate principal amount of $1,050,000 bearing interest of 8% per annum.  All of the principal and accrued interest will be applied to the purchase price for the shares of common stock to be acquired by VPC pursuant to the Subscription Agreement and the promissory note will thereafter be cancelled.

Section 3(a)(ii)

All reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured.

None.

Section 3(a)(iii)

All obligations evidenced by notes, bonds, debentures or similar instruments and all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by LMT or Crucible (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property).

See schedule 3(a)(i).

Section 3(a)(iv)

All leases for any property (whether real, personal or mixed) that, in accordance with generally accepted accounting principles, would be required to be classified and accounted for as a capital lease on a balance sheet of LMT or Crucible.

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Standard Industrial/Commercial Single-Tenant Lease between LMT and 30452 Esperanza LLC, dated February 13, 2007 (filed as Exhibit 10.1 to LMT’s Form 10-Q filed on May 15, 2007), as amended July 12, 2011.

Section 3(a)(v)

All obligations of LMT or Crucible under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured.

None.

Section 3(a)(vi)

All obligations of LMT or Crucible under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of LMT, Crucible or LMC arising from fluctuations in currency values or interest rates, in each case whether contingent or matured.

None.

Section 3(a)(vii)

All guaranties for any of the foregoing.

None.

Section 3(a)(viii)

All indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights owned by LMT or Crucible), whether or not LMT or Crucible has assumed or become liable of the payment of such indebtedness.

None.

Section 3(a)(ix)

Any Lien upon or in any property or other assets (including accounts and contract rights owned by LMT or Crucible).

Security Agreement, dated August 4, 2010, between LMT and Apple, Inc. (included as an exhibit to the Master Transaction Agreement filed as Exhibit 10.3 to LMT’s Form 10-Q filed on November 4, 2010).

Security Agreement, dated August 4, 2010, between Crucible and Apple, Inc. (included as an exhibit to the Master Transaction Agreement filed as Exhibit 10.3 to LMT’s Form 10-Q filed on November 4, 2010).

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Liens permitted under clauses (i), (ii) and (v) to (xiii) of the definition of “Permitted Liens” in the Security Agreement referred to in Section 4(b)(viii).

Section 3(a)(x)

Obligations of LMT, Crucible, and LMC to trade creditors incurred in the ordinary course of business that are overdue by more than 120 days or exceed $25,000.

As of May 30, 2012

Visser Precission Cast	196,436
Jones Day	414,578
Kim and Chang	184,359

Total	$795,372

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